Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 190 to Registration Statement No. 002-84776 on Form N-1A of our report dated December 16, 2015 relating to the financial statements and financial highlights of Fidelity Advisor Value Fund, a fund of Fidelity Advisor Series I, appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series I for the year ended October 31, 2015, and of our reports dated January 14, 2016 relating to the financial statements and financial highlights of Fidelity Advisor Growth & Income Fund and Fidelity Advisor Large Cap Fund, of our report dated January 15, 2016 relating to the financial statements and financial highlights of Fidelity Advisor Equity Value Fund, and of our report dated January 20, 2016 relating to the financial statements and financial highlights of Fidelity Advisor Stock Selector Mid Cap Fund, each funds of Fidelity Advisor Series I, appearing in the Annual Reports on Form N-CSR of Fidelity Advisor Series I for the year ended November 30, 2015 and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/Deloitte & Touche LLP
Deloitte & Touche LLP

Boston, Massachusetts

November 29, 2016